Exhibit 4.1
FORM OF
SUBSCRIPTION AGREEMENT
November ___, 2009
Arcadia Resources, Inc.
9229 Delegates Row, Suite 260
Indianapolis, Indiana 46240
Gentlemen:
     The undersigned (the “Investor”) hereby confirms its agreement with Arcadia Resources, Inc., a Nevada corporation (the “Company”), as follows:
     1. This Subscription Agreement, including the Terms and Conditions for Purchase of Units attached hereto as Annex I (collectively, this “Agreement”) is made as of the date set forth below between the Company and the Investor.
     2. The Company has authorized the sale and issuance to certain investors of up to an aggregate of 15,857,141 units (the “Units”), subject to adjustment by the Company’s Board of Directors or a committee thereof, with each Unit consisting of (a) one share (the “Share,” collectively, the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and (b) one warrant (the “Warrant,” collectively, the “Warrants”) to purchase 0.45 shares of Common Stock (and the fractional amount being the “Warrant Ratio”), in substantially the form attached hereto as Exhibit B, for a purchase price of $0.70 per Unit (the “Purchase Price”). Units will not be issued or certificated. The Shares and Warrants are immediately separable and will be issued separately. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares” and, together with the Units, the Shares and the Warrants, are referred to herein as the “Securities”).
     3. The offering and sale of the Units (the “Offering”) are being made pursuant to (a) an effective Registration Statement on Form S-3, No. 333-160928 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), including the Prospectus contained therein (the “Base Prospectus”), (b) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”)), that have been or will be filed, if required, with the Commission and delivered to the Investor on or prior to the date hereof (the “Issuer Free Writing Prospectus”), containing certain supplemental information regarding the Units, the terms of the Offering and the Company and (c) a Prospectus Supplement (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) containing only certain supplemental information regarding the Units and terms of the Offering that will be filed with the Commission and delivered to the Investor prior to the Closing.
     4. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Units set forth below for the aggregate purchase price set forth below. The Units shall be purchased pursuant to the Terms and Conditions for Purchase of Units attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by Burnham Hill Partners LLC (“BHP” or the “Placement Agent”) and that there is no minimum offering amount.
     5. The manner of settlement of the Shares included in the Units purchased by the Investor shall be effected by crediting the account of the Investor’s prime broker (as specified by such Investor on

Exhibit A annexed hereto) with the Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system, whereby Investor’s prime broker shall initiate a DWAC transaction on the Closing Date using its DTC participant identification number, and released by Computershare Trust Company, N.A., the Company’s transfer agent (the “Transfer Agent”), at the Company’s direction. NO LATER THAN TWO (2) BUSINESS DAYS AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY AND COMPLIANCE BY THE COMPANY WITH ALL CONDITIONS PRECEDENT TO CLOSING, INCLUDING, WITHOUT LIMITATION, RECEIPT OF APPROVAL BY THE NYSE AMEX EXCHANGE, THE INVESTOR SHALL:
(I)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE UNITS BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:
[Insert Company Account Information]
(II)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DWAC INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES.
IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE UNITS OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES AND WARRANTS MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.
     6. The executed Warrant shall be delivered in accordance with the terms thereof.
     7. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three (3) years with the Company or persons known to it to be affiliates of the Company, (b) it is not a member of the Financial Industry Regulatory Authority, Inc. or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the Offering of the Units, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:
(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)
     8. The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the Base Prospectus, dated November 6, 2009, which is a part of the Company’s Registration Statement and the documents incorporated by reference therein (collectively, the “Disclosure Package”), prior to or in connection with the receipt of this Agreement. The Investor acknowledges that, prior to the delivery of this Agreement to the Company, the Investor will receive certain additional information regarding the Offering, including pricing information (the “Offering Information”). Such information may be provided to the Investor by

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any means permitted under the Act, including the Prospectus Supplement, a free writing prospectus and oral communications.
     9. No offer by the Investor to buy Units will be accepted and no part of the Purchase Price will be delivered to the Company until the Investor has received the Offering Information and the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or the Placement Agent on behalf of the Company) sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until the Investor has been delivered the Offering Information and this Agreement is accepted and countersigned by or on behalf of the Company.
     10. The Company acknowledges that the only material, non-public information relating to the Company it has provided to the Investor in connection with the Offering prior to the date hereof is the existence of the Offering.
Number of Units:
Purchase Price Per Unit: $
Aggregate Purchase Price: $

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     Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

INVESTOR

By:

Print Name:

Title:

Address:

Agreed and Accepted
as of the date first above written:
ARCADIA RESOURCES, INC.

By:
Name:
Title:

ANNEX I
Terms and Conditions for Purchase of Units
     1. Authorization and Sale of the Units. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Units.
     2. Agreement to Sell and Purchase the Units; Placement Agent.
          2.1. At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Units set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Units are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth on the Signature Page.
          2.2. The Company anticipates that other investors (the “Other Investors” will participate in the Offering, and expects to complete sales of Units to them. The Company agrees that such Other Investors will execute substantially the same form of Subscription Agreement as this Agreement. The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”
          2.3. Investor acknowledges that the Company has agreed to pay Burnham Hill Partners LLC (“BHP” or the “Placement Agent”) a fee of six and one-half percent (6.5%) (the “Placement Fee”) in respect of the sale of Shares to the Investor.
          2.4. The Company has entered into a Placement Agent Agreement, dated November ___, 2009 (the “Placement Agreement”), with the Placement Agent that contains certain representations, warranties, covenants and agreements of the Company that may be relied upon by the Investor, which shall be a third party beneficiary thereof.
     3. Closing and Delivery of the Shares, Warrants and Funds.
          3.1. Closing. The completion of the purchase and sale of the Units (the “Closing”) shall occur at a place and time (the “Closing Date”) to be specified by the Company and BHP, and of which the Investors will be notified in advance by BHP, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the Closing, (a) the Company shall cause the Transfer Agent to deliver to the Investor the number of Shares set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor, (b) the Company shall cause to be delivered to the Investor a Warrant to purchase a number of whole Warrant Shares determined by multiplying the number of Shares set forth on the signature page by the Warrant Ratio and rounding up to the nearest whole number and (c) the aggregate purchase price for the Units being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.
          3.2. Conditions to the Obligations of the Parties.
               (a) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Units to the Investor shall be subject to: (i) the receipt by the Company of the purchase price for the Units being purchased hereunder as set forth on the Signature Page and (ii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.
               (b) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Units will be subject to (x) the representations and warranties made by the Company in the Agreements and the Placement Agreement shall be true and correct as of the date hereof and as of the Closing Date and the Company shall have fulfilled those undertakings of the Company required to be fulfilled prior to the Closing Date, including without limitation, those contained in the Placement Agreement, and (y) that the Placement Agent shall not have: (i) terminated the Placement Agreement pursuant to the terms thereof or (ii) determined that the conditions to the closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the Units that they have agreed to purchase from the Company. The Investor understands and agrees that, in the event that BHP in its sole discretion determines that the conditions to closing in the Placement Agreement have not been satisfied or if the Placement Agreement may be terminated for any other reason permitted by such Agreement, then BHP may, but shall not be obligated to, terminate such Agreement, which shall have the effect of terminating this Subscription Agreement pursuant to Section 15 below. The Placement Agent shall not have the authority to amend or modify the Company’s representations and warranties set forth in Section 3 of the Placement Agreement or the closing conditions contained in Section 7 of the Placement Agreement in a manner adverse to the Investor or waive any provisions or conditions contained therein without the consent of the Investor.
          3.3. Delivery of Funds via DWAC. The Shares purchased by such Investor shall be settled through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) delivery system, on the Closing Date. The Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the Units being purchased by the Investor to the following account designated by the Company:
[Insert Company account information]
          3.4. Delivery of Shares via DWAC. No later than two (2) business days after the execution of this Agreement by the Investor and the Company and compliance by the Company with all conditions precedent to Closing, including, without limitation, receipt of approval by the NYSE AMEX Exchange, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a DWAC instructing Computershare Trust Company, N.A., the Company’s “Transfer Agent”, to credit such account or accounts with the Shares. Such DWAC instruction shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by BHP. Simultaneously with the delivery to the Company of the funds pursuant to Section 3.3 above, the Company shall direct the Transfer Agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.
     4. Representations, Warranties and Covenants of the Investor.
     The Investor acknowledges, represents and warrants to, and agrees with, the Company and the Placement Agent (as to itself), that:
          4.1. The Investor (a) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Units, including investments in securities issued by the Company and investments in comparable companies, (b) has answered all questions on the Signature Page and the

Investor Questionnaire and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date and (c) in connection with its decision to purchase the number of Units set forth on the Signature Page, has received and is relying only upon the Disclosure Package and the documents incorporated by reference therein and the Offering Information.
          4.2. (a) No action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Units, or possession or distribution of offering materials in connection with the issue of the Securities in any jurisdiction outside the United States where action for that purpose is required, (b) if the Investor is outside the United States, it will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes any offering material, in all cases at its own expense and (c) the Placement Agent is not authorized to make and have not made any representation, disclosure or use of any information in connection with the issue, placement, purchase and sale of the Units, except as set forth or incorporated by reference in the Base Prospectus, the Prospectus Supplement or any free writing prospectus.
          4.3. (a) The Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as to the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).
          4.4. The Investor understands that nothing in this Agreement, the Prospectus, the Disclosure Package, the Offering Information or any other materials presented to the Investor in connection with the purchase and sale of the Units constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors and made such investigation as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Units. The Investor also understands that there is no established public trading market for the Warrants being offered in the Offering, and that the Company does not expect such a market to develop. In addition, the Company does not intend to apply for listing the Warrants on any securities exchange. Without an active market, the liquidity of the Warrants will be limited.
          4.5. Since the date on which the Placement Agent first contacted the Investor about the Offering, the Investor has not disclosed any information regarding the Offering to any third parties (other than its legal, accounting and other advisors) and has not engaged in any purchases or sales involving the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities). The Investor covenants that it will not engage in any purchases or sales in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. The Investor agrees that it will not use any of the Securities acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

     5. Survival of Representations, Warranties and Covenants; Third Party Beneficiary. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Shares and Warrants being purchased and the payment therefor. The Placement Agent shall be a third party beneficiary with respect to the representations, warranties and covenants of the Investor in Section 4 hereof.
     6. Subsequent Financings.
          (a) For a period of eighteen (18) months following the Closing Date, the Company covenants and agrees to promptly notify in writing (a “Rights Notice”) the Investor of the terms and conditions of any proposed offer or sale to, or exchange with (or other type of distribution to) any third party (a “Subsequent Financing”), of Common Stock or any debt or equity securities convertible, exercisable or exchangeable into Common Stock; provided, however, prior to delivering to the Investor a Rights Notice, the Company shall first deliver to the Investor a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”) within three (3) business days of receiving an applicable offer, which Pre-Notice shall ask the Investor if it wants to review the details of such financing. Upon the request of the Investor, and only upon a request by the Investor within three (3) business days of receipt of a Pre-Notice, the Company shall promptly, but no later than three (3) business days after such request, deliver a Rights Notice to the Investor. The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the names and investment amounts of all investors participating in the Subsequent Financing (if known), the proposed closing date of the Subsequent Financing, which shall be within twenty (20) calendar days from the date of the Rights Notice, and all of the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith. The Rights Notice shall provide the Investor an option (the “Rights Option”) during the ten (10) business days following delivery of the Rights Notice (the “Option Period”) to inform the Company whether the Investor will purchase up to the greater of (i) its investment amount pursuant to this Agreement and (ii) its pro rata portion of thirty percent (30%) of the aggregate purchase price of all of the securities being offered in such Subsequent Financing, on the same, material terms and conditions as contemplated by such Subsequent Financing. If the Investor elects not to participate in the Subsequent Financing, the Other Investors may participate on a pro-rata basis so long as such participation in the aggregate does not exceed the greater of (i) the aggregate investment amount of the Investor and the Other Investors pursuant to the Agreements and (ii) thirty percent (30%) of the aggregate purchase price of all of the securities being offered in such Subsequent Financing; provided, however, the Company in its sole discretion may permit the Investor to participate in excess of such amount. For purposes of this Section, all references to “pro rata” means, for any Investor electing to participate in such Subsequent Financing, the percentage obtained by dividing (x) the total number of Shares purchased by the Investor at the Closing by (y) the total number of Shares purchased by the Investor and the Other Investors at the Closing. Delivery of any Rights Notice constitutes a representation and warranty by the Company that there are no other material terms and conditions, arrangements, agreements or otherwise except for those disclosed in the Rights Notice, to provide additional compensation to any party participating in any proposed Subsequent Financing, including, but not limited to, additional compensation based on changes in the purchase price or any type of reset or adjustment of a purchase or conversion price or to issue additional securities at any time after the closing date of a Subsequent Financing. If the Company does not receive notice of exercise of the Rights Option from the Investor within the Option Period, the Company shall have the right to close the Subsequent Financing on the scheduled closing date with a third party; provided that all of the material terms and conditions of the closing are substantially similar to those provided to the Investor in the Rights Notice. If the closing of the proposed Subsequent Financing does not occur within thirty (30) days following the proposed date disclosed in the Rights Notice, any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this

Section 6(a), including, without limitation, the delivery of a new Rights Notice. The provisions of this Section 6(a) shall not apply to issuances of securities in a Permitted Financing.
          (b) For purposes of this Agreement, a Permitted Financing (as defined hereinafter) shall not be considered a Subsequent Financing. A “Permitted Financing” shall mean (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof or issued pursuant to the Agreements (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Investors), (iii) the Warrant Shares, (iv) the issuance of securities in connection with acquisitions, leasing arrangements, collaborations, licensing arrangements, strategic investments or other partnering arrangements, the primary purpose of which is not to raise capital, (v) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans as approved by the Company’s Board of Directors, and (vi) any warrants or other securities issued to the placement agent and its designees for the transactions contemplated by the Agreements.
     7. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and (c) will be deemed given (i) if delivered by first-class registered or certified mail domestic, three (3) business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after so mailed, (iii) if delivered by International Federal Express, two (2) business days after so mailed and (iv) if delivered by facsimile, upon electronic confirmation of receipt and will be delivered and addressed as follows:
               (a) if to the Company, to:
Arcadia Resources, Inc.
9229 Delegates Row, Suite 260
Indianapolis, Indiana 46240
Attention: David Wright
Facsimile: (317) 575-6195
with copies to:
Ice Miller LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282
Attention: Steve Hackman, Esq.
Facsimile: (317) 592-4666
               (b) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.
     8. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.
     9. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

     10. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.
     11. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.
     12. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission).
     13. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s signed counterpart to this Agreement, together with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of Units to such Investor.
     14. Press Release. The Company and the Investor agree that the Company shall, prior to the opening of the financial markets in New York City on the business day immediately after the date hereof, (a) issue a press release announcing the Offering and disclosing all material information regarding the Offering and (b) file a Current Report on Form 8-K with the Securities and Exchange Commission including a form of this Agreement and a form of Warrant as exhibits thereto. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor or any affiliate or investment adviser of the Investor, or include the name of the Investor or any affiliate or investment adviser of any Investor in any press release or filing with the Securities and Exchange Commission or any regulatory agency or trading market, without the prior written consent of such Investor, except (i) as required by federal securities law and (ii) to the extent such disclosure is required by law or trading market regulations, in which case the Company shall provide the Investor with prior written notice of such disclosure permitted under this sub-clause (ii). From and after the issuance of the press release described above, the Investor shall not be in possession of any material, non public information received from the Company, any subsidiary of the Company or any of their respective officers, directors or employees.
     15. Termination. In the event that the Placement Agreement is terminated by the Placement Agent pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto. The Investor shall have the right to terminate this agreement if the Closing has not occurred on or before November 17, 2009.

EXHIBIT A
Arcadia Resources, Inc.
Investor Questionnaire
Pursuant to Section 3 of Annex I to the Agreement, please provide us with the following information:

1. The exact name that your Shares and Warrants are to be registered in. You may use a nominee name if appropriate:

2. The relationship between the Investor and the registered holder listed in response to item 1 above:

3. The mailing address of the registered holder listed in response to item 1 above:

4. The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5. Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained):

6. DTC Participant Number:

7. Name of Account at DTC Participant being credited with the Shares:

8. Account Number at DTC Participant being credited with the Shares:

EXHIBIT B
Form of Warrant